EXHIBIT 5.1

Gary C. Wykidal, Attorney
Gary C. Wykidal & Associates
245 Fischer Ave., Ste. A-1
Costa Mesa, California 92626

June 6, 2007

Board of Directors
Royal Spring Water, Inc.
468 N. Camden Drive, Suite 200
Beverly Hills, California 90210

Royal Spring Water, Inc.
Registration Statement on Form SB-2/A

Gentlemen:

We have been retained by Royal Spring Water, Inc. (the “Company”) in connection with the registration statement (the “Registration Statement”) on Form SB-2/A to be filed by the Company with the Securities and Exchange Commission relating to the securities of the Company. You have requested that we render our opinion as to whether or not the securities proposed to be sold by the Selling Shareholders on the terms set forth in the Registration Statement have been validly issued, fully paid, and non assessable.

In connection with this request, we have examined the following:

1.	Articles of Incorporation of the Company;
2.	Bylaws of the Company;
3.	Unanimous consent resolutions of the Company’s board of directors
4.	The Registration Statement.

We have examined such other corporate records and documents and have made such other examinations as we have deemed relevant.

Based on the above examination, we are of the opinion that the securities of the Company to be sold pursuant to the Registration Statement will be validly authorized and issued, fully paid, and non assessable under corporate laws of the state of Nevada, including the statutory provisions, all applicable provisions of the Nevada Constitution and all reported judicial decisions interpreting those laws.

This opinion is limited in scope to the shares being sold pursuant to the Registration Statement and does not cover subsequent issuance of shares to be made in the future. Such transactions are required to be included in either a new registration statement or a post-effective amendment to the Registration Statement, including updated opinions concerning the validity of issuance of such shares.

Further, we consent to our name, Gary C. Wykidal & Associates, being included in the Registration Statement as having rendered the foregoing opinion and as having represented the Company in connection with the Registration Statement.

Sincerely,

Gary C. Wykidal